CONFIDENTIAL

CLARKSTON FUNDS

AMENDMENT NO. 2

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of February 18, 2021:

Term	Means
“Existing Agreement”	The Transfer Agency and Services Agreement between ALPS and the Trust, dated September 8, 2015, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	ALPS Series Trust
“Funds”	Clarkston Partners Fund, Clarkston Fund, Clarkston Founders Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		ALPS Series Trust, on behalf of the Funds

By:	/s/ Mike Sleightholme	By:	/s/ Bradley J. Swenson

Name:	Mike Sleightholme	Name:	Bradley J. Swenson

Title:	Authorized Representative	Title:	Bradley J. Swenson

Schedule A to this Amendment

Amendments

Effective as of February 18, 2021 (or as otherwise noted below) the Existing Agreement is amended as follows:

1.	Notices. The ontact information in Section 24 (Notices) of the Existing Agreement is deleted in its entirety and replaced with the following:

If to ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: General Counsel

Email: notices@sscinc.com

If to the Trust:

ALPS Series Trust,

On behalf of the Funds

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: Secretary

2.	Anti-Money Laundering. Effective as of the date of corresponding updates to the ALPS AML Procedures (defined below) (such updates currently targeted for April 1, 2021):

●	Section 18 of the Existing Agreement is removed in its entirety and replaced by “Reserved.”

●	The content of the seventh bullet point under “Transfer Agency” in APPENDIX B is removed in its entirety and replaced by:

“Perform delegated AML services as described in APPENDIX H”

●	APPENDIX H attached hereto is added to the Existing Agreement and shall govern the delegated AML services provided by ALPS pursuant to the Existing Agreement.

3.	List of Funds. APPENDIX A (List of Funds) is replaced in its entirety with the attached APPENDIX A.

4.	Fee Schedule – Compensation. The Out of Pocket Fees paragraph contained in the Fee Schedule of the Existing Agreement is replaced in its entirety with the following:

“Fees for Additional Services; Expenses

Except to the extent services are listed in APPENDICES B, C, D, E, and F, and fixed fees are provided above, fees for conversion, setup and implementation, tax related services, financial statements and audit support, data extracts, development work, customized reports and other services not listed in this Agreement will be billed at ALPS’s standard rates, currently $250 per hour. Fees for reviews of client data maintained by ALPS by government authorities in connection with those authorities’ oversight or regulation of Fund or otherwise not caused by ALPS also will be billed at ALPS’ standard rates if applicable.

Fees assume that the Trust will supply trades and other required data in either (i) industry standard file formats, i.e., commercially available Order Management System (OMS) or SWIFT formats, or (ii) ALPS standard formats. Any other file formats that require ALPS development will be billed separately at ALPS standard rates. These development charges are not included in the listed conversion fees, if any.

Any and all charges for market data and, as may be agreed in writing, fees for ALPS calculated values for over the counter derivatives will be billed to Fund separately. If the Trust requests that ALPS use market data licensed by the Trust in connection with the services, then ALPS shall charge a set-up fee of $3,000 and a monthly maintenance fee of $250 for each such data supplier.

The Trust shall be responsible for any and all charges for security pricing and data fees, Bloomberg fees, tax calculation and reporting fees, PFIC Analyzer, bank loan sub-accounting fees, Blue Sky permit processing fees and state registration fees, SSAE 18 control review reports, typesetting, printing, filing and mailing fees (including additional fees or surcharges related to expedited typesetting, printing, filing and mailing events), FINRA advertising/filing fees (including additional ALPS fees for expedited reviews), registered representative state licensing fees, fulfillment costs, confirmations and investor statements, postage, statement paper, IRA custodial fees, NSCC interface fees, wire fees and other bank charges, E*Delivery services, intermediary vision services, document storage fees, shareholder verification (KYC/CIP) services, shareholder bank verification fees, lost shareholder and escheatment fees, 22c2 fees, sales reporting fees, retirement account disclosure language, private label money markets, customized programming/enhancements, enhanced reporting activities and other expenses incurred in connection with the performance of ALPS duties under its Agreement with the Trust and administrative handling fees attributable to management of such expenses. For expenses of a third party from which ALPS receives services as part of an existing ALPS relationship or agreement, the Trust may be billed the amount attributable to the services it received, calculated before application of any discount that ALPS may receive as part of its overall relationship with the supplier (if applicable). All such fees described above may be provided through ALPS affiliates at standard rates.

In addition to any fees, reasonable out-of-pocket expenses, including expenses incurred by ALPS for travel, lodging, meals, telephone, shipping, duplicating and cost of data will be billed to the Trust. For any work to be billed at ALPS’s standard rates, estimates will be provided prior to work being started.”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

APPENDIX A

LIST OF FUNDS

Clarkston Founders Fund

Clarkston Fund

Clarkston Partners Fund

APPENDIX H

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

In order to assist the Trust with the Trust’s anti-money laundering and countering the financing of terrorism (“AML”) responsibilities under applicable AML laws, ALPS offers certain risk-based AML procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Trust (“ALPS AML Procedures”). The Trust desires to implement the ALPS AML Procedures as part of the Trust’s overall AML program (“Trust AML Program”).

Accordingly, subject to the terms and conditions set forth in this Agreement, the Trust hereby instructs and directs ALPS to implement the ALPS AML Procedures as set forth in Section 3 below on the Trust’s behalf and delegates to ALPS the day-to-day operation of ALPS AML Procedures.

While ALPS AML Procedures may be subject to monitoring and testing by employees of ALPS (or its parent company, or affiliates) or an independent party, as documented in the ALPS AML Procedures. The Trust acknowledges any such efforts or outcomes of testing may not be solely relied upon by the Trust to meet applicable regulatory requirements for an independent test of the Trust AML program.

2.	Limitation on Delegation.

The Trust acknowledges and agrees that in accepting the delegation hereunder, ALPS is agreeing to perform only the AML Procedures and is not undertaking and shall not be responsible for any other aspect of the Trust AML Program or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.

Additionally, the parties acknowledge and agree that ALPS shall only be responsible for performing the ALPS AML Procedures with respect to the ownership of, and transactions in, Shares in the Portfolio(s) for which ALPS maintains the applicable Shareholder information.

In performing the ALPS AML Procedures for the Trust under this Agreement, and in connection with the execution of the policies and procedures, ALPS will rely upon and assume the accuracy of the information and representations provided to ALPS by the Trust in connection with the provision of services pursuant to this Agreement.

3.	ALPS AML Procedures.

ALPS shall perform ALPS AML Procedures, as documented. The ALPS AML Procedures are subject to change at any time at ALPS’ sole discretion. ALPS agrees to make ALPS AML Procedures documentation available to the Trust.

Among other items and consistent with the ALPS AML Procedures, ALPS shall compare account and transaction information to any FinCEN request received by the Trust and provided when available to ALPS without undue delay, pursuant to USA PATRIOT Act Sec. 314(a), and provide the Trust with the necessary information for it to respond to such request within the required time frame. For the avoidance of doubt, ALPS shall have no obligation under this subsection to procure the Trust’s 314(a) request list, follow up with the Trust in regard to 314(a) request lists that the Trust or its service provider has failed to provide to ALPS, or take any action with respect to the Trust’s 314(a) request list if such list has not been provided to ALPS by the Trust.